Exhibit 2.2

SHARE EXCHANGE AGREEMENT

Between

ANGLOVAAL MINING LIMITED

and

HARMONY GOLD MINING COMPANY LIMITED

TABLE OF CONTENTS

1.	PARTIES	1
2.	INTERPRETATION	1
3.	INTRODUCTION	5
4.	SUSPENSIVE CONDITIONS	5
5.	EXCHANGE OF SHARES	8
6.	CLOSING	9
7.	LIMITED WARRANTIES BY AVMIN	11
8.	LIMITED WARRANTIES BY HARMONY	14
9.	BENEFIT AND RISK	16
10.	TRANSACTIONS INDIVISIBLE	16
11.	HARMONY’S OBLIGATION UNDER SECURITIES REGULATION CODE	16
12.	CONFIDENTIALITY	17
13.	BREACH	18
14.	DISPUTE RESOLUTION	19
15.	DOMICILIA	20
16.	GENERAL	22
17.	SUPPORT CLAUSE	23
18.	GOVERNING LAW AND JURISDICTION	23
19.	COUNTERPARTS	23
20.	COSTS	24

SHARE EXCHANGE AGREEMENT

1.	PARTIES

1.1	ANGLOVAAL MINING LIMITED; and

1.2	HARMONY GOLD MINING COMPANY LIMITED.

2.	INTERPRETATION

2.1	The headnotes to the clauses of this agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“the ARMI Harmony Voting Agreement”	the voting agreement to be entered into between ARMI, Harmony and Clidet No. 454 (Proprietary) Limited in terms whereof ARMI and Harmony agree the manner in which their combined shareholding interest in Avmin will be voted by ARMI;

“ARMI”	African Rainbow Minerals & Exploration Investments (Proprietary) Limited (Registration No. 1997/020158/07);

“ARM Platinum”	African Rainbow Minerals Platinum (Proprietary) Limited Registration No. 1999/018332/07);

“the ARMI Avmin Acquisition Agreement”	the acquisition and share exchange agreement to be entered into between ARMI and Avmin in terms whereof:

• Avmin acquires ARMI’s entire shareholding in Harmony and ARMI’s rights in and to the debt owed to it by ARM Mining Consortium Limited in respect of a shareholders’ loan;

• ARMI subscribes for new ordinary shares in Avmin; and

• ARMI exchanges its entire shareholding in ARM Platinum for new ordinary shares in Avmin;

“the Avgold Exchange Shares”	286,305,263 (two hundred and eighty-six million three hundred and five thousand two hundred and sixty-three) uncertificated ordinary shares of R0,01 (one cent) each in the issued share capital of the Company held by Avmin;

“Avmin”	Anglovaal Mining Limited (Registration Number 1933/004580/06);

“Business Day”	any day other than a Saturday, Sunday or official public holiday in the Republic of South Africa;

“the Closing Date”	the date on which all the matters to be completed in terms of clause 6 are duly completed in accordance with the requirements of that clause;

“the Company”	Avgold Limited (Registration Number 1990/007025/06);

“the CSDP”	Computershare Custodial Services Limited;

“the Harmony Exchange Shares”	28,630,526 (twenty-eight million six hundred and thirty thousand five hundred and twenty-six) uncertificated ordinary shares of R0,50 (fifty cents) each to be issued in the share capital of Harmony;

“Harmony”	Harmony Gold Mining Company Limited (Registration Number 1950/038232/06);

“Kalgold”	Kalahari Goldridge Mining Company Limited (Registration Number 1982/002818/06);

“the Kalplats Acquisition Agreement”	the acquisition agreement to be entered into between Kalgold, Harmony, ARM Platinum and Avmin in terms whereof ARM Platinum acquires Kalgold’s platinum and associated mineral rights and Kalgold subscribes for new ordinary shares in Avmin;

“Party” or “Parties”	Avmin and Harmony or, if the context so requires, either of them;

“the Signature Date”	the date of last signature of this Agreement;

“the Transaction”	the transaction set out in this Agreement together with the transactions which form the subject of the ARMI Avmin Acquisition Agreement, the Kalplats Acquisition Agreement and the ARMI Harmony Voting Agreement.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4	Unless the context dictates otherwise, an expression which denotes any gender includes the others; reference to a natural person includes an artificial person and to the singular includes the plural, and vice versa in each case.

2.5	When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day.

2.6	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, then the relevant date for payment shall be the immediately following Business Day.

2.7	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

2.8	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.9	Any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time.

2.10	The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.11	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

3.	INTRODUCTION

3.1	Avmin is the beneficial owner of the Avgold Exchange Shares and the Avgold Exchange Shares are registered in Avmin’s name in the electronic sub-register maintained by the CSDP.

3.2	Harmony wishes to acquire the Avgold Exchange Shares from Avmin in exchange for the Harmony Exchange Shares and Avmin wishes to acquire the Harmony Exchange Shares from Harmony in exchange for the Avgold Exchange Shares, upon the terms and conditions contained in this Agreement.

4.	SUSPENSIVE CONDITIONS

4.1	This entire Agreement, save for clauses 1, 2, 3, 4 and clauses 12 to 20, both inclusive, is subject to the fulfilment of the following suspensive conditions by not later than 30 April 2004, or such later date as the Parties may agree in writing:

4.1.1	the entering into between ARMI and Avmin of the ARMI Avmin Acquisition Agreement and that agreement becoming unconditional in accordance with its terms;

4.1.2	the entering into between Harmony, Kalgold, ARM Platinum and Avmin of the Kalplats Acquisition Agreement and that agreement becoming unconditional in accordance with its terms;

4.1.3	the entering into between ARMI and Harmony of the ARMI Harmony Voting Agreement and that agreement becoming unconditional in accordance with its terms;

4.1.4	the approval, insofar as it may be necessary in law and/or required by any stock exchange on which the shares of Avmin are listed, of the shareholders of Avmin to enable the terms and conditions of this Agreement to be carried into effect (including the approval of its shareholders by way of ordinary resolution in terms of Section 228 of the Companies Act, 1973);

4.1.5	the approval of the Transaction by the relevant Competition authority by its issuing a clearance certificate which is either unconditional or subject to such conditions as may be acceptable to the Parties, in terms of Section 14(1)(b) of the Competition Act, 1998 (“the Competition Act”), or its being deemed to have approved the Transaction in terms of section 14(2) of the Competition Act;

4.1.6	written confirmation from the Company’s debt financiers, namely Standard Corporate and Merchant Bank Limited (a division of The Standard Bank of South Africa Limited) and various hedging counterparties pursuant to the provisions of certain hedging contracts which each of them have entered into with the Company), that each of them has approved the changes of shareholding in the Company envisaged by this Agreement and the potential acquisition by Harmony of up to 100% (one hundred percent) of the issued share capital of the Company pursuant to the mandatory offer referred to in clause 11 and that such changes shall not affect in any way any of the terms of any of their arrangements with the Company or its shareholders;

4.1.7	written confirmation from the JSE Securities Exchange, South Africa (“JSE”) (obtained by Harmony, at its expense) that the JSE has agreed to list the Harmony Exchange Shares with effect from commencement of business on the first Business Day after the day on which the final written confirmation (referred to in clause 6.1.1) is signed and delivered.

4.2	The Parties shall use reasonable commercial endeavours to procure the fulfilment of the suspensive conditions referred to in clause 4.1 as soon as reasonably possible after the Signature Date. If all of the suspensive conditions are not fulfilled and/or waived, the provisions of this Agreement (save for the provisions of clauses 1, 2, 3, 4 and clauses 12 to 20, both inclusive, which shall remain of full force and effect) shall be of no force or effect and no Party shall have any claim against any other for anything done hereunder or arising hereout.

4.3	The suspensive condition referred to in clause 4.1.7 has been inserted for the benefit of Avmin which shall be entitled, in its sole and absolute discretion, to waive fulfilment of such suspensive condition, in whole or in part, by giving written notice of such waiver to Harmony on or before the date referred to in clause 4.1. All other suspensive conditions (save for that in clause 4.1.5 which may not be waived) may be waived by the Parties by written agreement.

5.	EXCHANGE OF SHARES

5.1	Harmony hereby agrees to acquire the Avgold Exchange Shares from Avmin in exchange for the Harmony Exchange Shares, with effect from the Closing Date.

5.2	Avmin hereby agrees to acquire the Harmony Exchange Shares from Harmony in exchange for the Avgold Exchange Shares.

5.3	The value attributable to the Harmony Exchange Shares is an amount of R2,893,687,263 (Two Billion Eight Hundred and Ninety-three Million Six Hundred and Eighty-seven Thousand Two Hundred and Sixty-three Rand).

6.	CLOSING

6.1	At 14:00 on the fifth Business Day after the date on which all of the suspensive conditions set out in clause 4 are fulfilled and/or waived representatives of each of the Parties shall meet at the offices of Deneys Reitz Inc. at 82 Maude Street, Sandton and completion of the transactions and arrangements contained in or contemplated by this Agreement shall occur by:

6.1.1	Harmony’s representative delivering to Avmin’s representative a certified copy of a signed irrevocable instruction to Ultra Registrars Proprietary) Limited (“Ultra”) to allot and issue the Harmony Exchange Shares to Avmin, by instructing STRATE Limited (“STRATE”) to credit Avmin’s account with the CSDP with the Harmony Exchange Shares against transfer of the Avgold Exchange Shares referred to in clause 6.1.2, together with an acknowledgment of receipt by Ultra stating that Ultra will give effect to such instruction on the first Business Day after the day on which a final written confirmation signed by Avmin, Harmony and ARMI stating that all of the matters required to be completed at the closing meetings in terms of this Agreement, the ARMI Avmin Acquisition Agreement and the Kalplats Acquisition Agreement have been completed (“final written confirmation”) is received, subject only to receipt by Ultra of final written confirmation;

6.1.2	Avmin’s representative delivering to Harmony’s representative a certified copy of a signed irrevocable instruction to the CSDP to effect transfer of the Avgold Exchange Shares into the name of Harmony, by debiting Avmin’s account with the CSDP with the Avgold Exchange Shares and crediting Harmony’s account with Standard Corporate and Merchant Bank (a division of The Standard Bank of South Africa Limited) with the Avgold Exchange Shares (which transfer will be automatically recorded in the share register of the Company) against issue and allotment of the Harmony Exchange Shares referred to in clause 6.1.1, together with an acknowledgment of receipt by the CSDP stating that the CSDP will give effect to such instruction on the first Business Day after the day on which final written confirmation is received, subject only to receipt by the CSDP of final written confirmation.

After completion of all the matters required to be completed at the closing meetings in terms of this Agreement, the ARMI Avmin Acquisition Agreement and the Kalplats Acquisition Agreement, Avmin and Harmony shall be obliged to sign and deliver the final written confirmation as contemplated in clause 6.1.1 and this clause 6.1.2;

6.1.3	Avmin’s representative delivering to Harmony’s representative a certified copy of a resolution of the director’s of the Company:

6.1.3.1	appointing nominees of Harmony as directors of the Company;

6.1.3.2	accepting the resignations of certain of Avmin’s nominees on the board of the Company,

with effect from the Closing Date.

Harmony shall notify Avmin of its nominees to be appointed to the board, and the names of those directors it wishes to resign, by no later than 12 March 2004.

6.2	Notwithstanding anything to the contrary contained herein, the Parties agree that all of the matters to be completed in terms of this clause 6 shall be deemed to have been completed simultaneously, and that none of them shall be deemed to have been completed unless all of them have been completed, and unless all of the matters to be completed at the closing meetings in terms of this Agreement, the ARMI Avmin Acquisition Agreement and the Kalplats Acquisition Agreement have also been completed.

7.	LIMITED WARRANTIES BY AVMIN

7.1	An opportunity having already been given to Harmony, its servants, agents, representatives and advisers to make such inspection, examination and investigation as it or they may wish to have of all and any aspects of the Company, its business and affairs, save as set out below, no warranties, representations or undertakings are given, made or expressed by Avmin or by statute, common law, custom or otherwise are imposed or implied in favour of Harmony relating to or in connection with the Company or the Avgold Exchange Shares including (but not limited to) the asset or liability position of the Company, the accuracy or completeness of any commercial and/or statutory records of the Company or any entry therein or relating to the Avgold Exchange Shares, the profitability of the Company or the value of the Avgold Exchange Shares

7.2	Avmin gives the following warranties to Harmony:

7.2.1	on the Signature Date and the Closing Date, Avmin will be the sole beneficial owner of the Avgold Exchange Shares;

7.2.2	on the Signature Date and the Closing Date, the Avgold Exchange Shares will constitute Avmin’s and its subsidiary companies’ entire direct and indirect shareholding in the Company;

7.2.3	on the Closing Date Avmin will be able and entitled validly and effectively to transfer ownership of the Avgold Exchange Shares to Harmony and the Avgold Exchange Shares will be acquired by Harmony free from any lien, charge or encumbrance;

7.2.4	on the Signature Date and the Closing Date no person has or will have any right (including any option or right of first refusal or pre-emption) to acquire any of the Avgold Exchange Shares, present or future;

7.2.5	as at the Signature Date, Avmin will have held the Avgold Exchange Shares for a period of at least 18 (eighteen) months.

7.3	In respect of the warranties given by Avmin to Harmony it is agreed that each warranty:

7.3.1	shall be a separate warranty and shall in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

7.3.2	shall continue and remain in force notwithstanding completion of the transactions and arrangements contained in or contemplated by this Agreement;

7.3.3	shall prima facie be deemed to be a representation of fact inducing Harmony to enter into this Agreement; and

7.3.4	shall be presumed to be material unless the contrary is proved.

7.4	Harmony is entering into this Agreement relying upon the warranties given by Avmin to Harmony.

7.5.	The aggregate amount of any claims made upon Avmin in respect of any warranties, representations or undertakings contained in this Agreement shall be limited to, and Avmin shall not be liable for any amount in excess of, the amount referred to in clause 5 3

8.	LIMITED WARRANTIES BY HARMONY

8.1	An opportunity having already been given to Avmin, its servants, agents, representatives and advisers to make such inspection, examination and investigation as it or they may wish to have of all and any aspects of Harmony, its business and affairs, save as set out below, no warranties, representations or undertakings are given, made or expressed by Harmony or by statute, common law, custom or otherwise are imposed or implied in favour of Avmin relating to or in connection with Harmony or the Harmony Exchange Shares including (but not limited to) the asset or liability position of Harmony, the accuracy or completeness of any commercial and/or statutory records of Harmony or any entry therein or relating to the Harmony Exchange Shares, the profitability of Harmony or the value of the Harmony Exchange Shares.

8.2	Harmony gives the following warranties to Avmin:

8.2.1	on the Closing Date Harmony will be able and entitled validly and effectively to allot and issue the Harmony Exchange Shares to Avmin and the Harmony Exchange Shares will be acquired by Avmin free from any lien, charge or encumbrance;

8.2.2	on the Closing Date no person has or will have any right (including any option or right of first refusal or pre-emption) to acquire any of the Harmony Exchange Shares, present or future.

8.3	In respect of the warranties given by Harmony to Avmin it is agreed that each warranty:

8.3.1	shall be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

8.3.2	shall continue and remain in force notwithstanding completion of the transactions and arrangements contained in or contemplated by this Agreement;

8.3.3	shall prima facie be deemed to be a representation of fact inducing Avmin to enter into this Agreement; and

8.3.4	each warranty shall be presumed to be material unless the contrary is proved.

8.4	Avmin is entering into this Agreement relying upon the warranties given by Harmony to Avmin.

8.5	The aggregate amount of any claims made upon Harmony in respect of any warranties, representations or undertakings contained in this Agreement shall be limited to, and Harmony shall not be liable for any amount in excess of, the amount referred to in clause 5.3.

9.	BENEFIT AND RISK

The benefit in and risk relating to the Avgold Exchange Shares shall be deemed to have passed from Avmin to Harmony with effect from the Closing Date.

10.	TRANSACTIONS INDIVISIBLE

All of the Transactions constitute a single and indivisible transaction so that if any one of the agreements constituting the Transaction fails to take effect or is cancelled, rescinded or otherwise falls away on or prior to the Closing Date, either Party shall be entitled to cancel this Agreement by written notice to that effect to the other Party.

11.	HARMONY’S OBLIGATION UNDER SECURITIES REGULATION CODE

Pursuant to the successful implementation of the transactions and arrangements contained in this Agreement, Harmony will hold in excess of 35% (thirty-five percent) of the ordinary shares in the issued share capital of the Company. In terms of the Securities Regulation Code on Takeovers and Mergers and Rules of the Securities Regulation Panel (“the Code”), Harmony will be required to extend a mandatory offer to the other shareholders of the Company (“the minority shareholders”) for their remaining approximately 46,3% (forty-six comma three percent) shareholding interest in the issued ordinary share capital of the Company in accordance with the requirements of the Code. Accordingly, in the event of the successful implementation of the transactions and arrangements contained in this Agreement, Harmony hereby irrevocably undertakes to extend an offer to the minority shareholders to acquire all or part of their shares in the issued ordinary share capital of the Company for the same consideration per share as that represented by the purchase price contained in this Agreement whether by way of scheme of arrangement or otherwise.

12.	CONFIDENTIALITY

12.1	No Party shall publish any announcement of this transaction through any of the media until the other shall have approved in writing the proposed announcement, which approval will not be unreasonably withheld or delayed. Either Party may, however, publish such announcement (without such approval) if required to do so by law or by any securities exchange or regulatory or governmental body to which it is subject, wherever situated, provided only that such Party shall consult the other Party before publishing the announcement and shall provide the other Party with a copy of the announcement prior to such publication.

12.2	All information or documents which may be made available to Harmony in connection with the Company, its business or affairs, whether prior to or after the signing of this Agreement, shall be kept in the strictest confidence.

13.	BREACH

13.1	If Harmony commits any breach of this Agreement, then subject to clause 13.3 below, Avmin shall not be entitled to cancel it unless the breach is material and goes to the root of the contract and cannot be remedied adequately by the payment of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time (which shall not be less than 30 (thirty) days) after Harmony received written notice to remedy the breach.

13.2	If Avmin commits any breach of this Agreement, then, subject to clause 13.3 below, Harmony shall not be entitled to cancel it unless the breach is material and goes to the root of the contract and cannot be remedied adequately by the payment, of damages and, being such a breach, it is not remedied or is not capable of being remedied by specific performance within a reasonable time (which shall not be less than 30 (thirty) days) after Avmin receives written notice to remedy the breach.

13.3	Notwithstanding anything to the contrary anywhere else in this Agreement neither Party shall be entitled to cancel this Agreement after the closing Date for any breach by the other Party or any warranty or representation contained in this Agreement, and the exclusive remedy for any such breach shall be limited to a claim for specific performance or such damages as may be recoverable for the breach.

13.4	Subject to clause 13.3 above, the respective remedies of the Parties in terms of this clause 13 shall not be exhaustive and shall be in addition and without prejudice to any other remedies they may have under or in consequence of this Agreement.

14.	DISPUTE RESOLUTION

14.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, or in connection with it, or regarding its interpretation, validity, execution, implementation, termination or cancellation, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”).

14.2	Either Party may appeal the decision of the arbitrator or arbitrators in terms of the Rules of AFSA.

14.3	Nothing herein contained shall be deemed to prevent or prohibit either Party from applying to the appropriate court for urgent relief.

14.4	Any arbitration in terms of this clause 14 shall be conducted in camera and the Parties shall treat as confidential and not disclose to any third party details of the dispute submitted to arbitration, the conduct of the arbitration proceedings or the outcome of the arbitration, without the written consent of both Parties.

14.5	The provisions of this clause 14 shall remain binding upon the Parties notwithstanding any termination or cancellation of this Agreement for any reason whatsoever.

14.6	The Parties agree that the written demand by either Party in terms of clause 4.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, No. 68 of 1969.

15.	DOMICILIA

15.1	The Parties choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

15.1.1	Avmin :	56 Main Street Johannesburg 2001

Attention: The Company Secretary Telefax No: (011) 634 0502

15.1.2	Harmony :	Block 27 Randfontein Office Park Cnr Main Reef Road & Ward Avenue Randfontein

Attention: The Company Secretary Telefax No: (011) 692 3879

15.2	Either Party shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address (other than a box number) and any such change shall only be effective upon receipt of notice in writing by the other party of such change.

15.3	All notices, demands, communications or payments intended for either Party shall be made or given at such party’s domicilium for the time being.

15.4	A notice sent by either Party to the other shall be deemed to be received:

15.4.1	on the same day, if delivered by hand;

15.4.2	on the same day of transmission, if sent by telefax legibly and with receipt received confirming completion of transmission;

15.5	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

16.	GENERAL

16.1	This document constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof.

16.2	No Party shall be bound by any express or implied term, representation, undertaking, warranty, promise or the like, not recorded herein.

16.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

16.4	No indulgence which any of the Parties (“the grantor”) may grant to the other or others of them (“the grantee(s)”) shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee(s) which might have arisen in the past or which might arise in the future.

16.5	Save as expressly provided for herein, no Party shall be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other or others of them.

17.	SUPPORT CLAUSE

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed in all respects by and shall be interpreted in accordance with the laws of the Republic of South Africa.

18.2	Each of the Parties consents and submits to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division).

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

20.	COSTS

Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement. Any creation and/or issue duty payable in connection with the allotment and issue of the Harmony Exchange Shares shall be borne and paid by Harmony.

SIGNED at Sandtor on this the 16 day of February 2004.

For and on behalf of
ANGLOVAAL MINING LIMITED

by

who warrants his authority hereto

SIGNED at Sandtor on this the 16 day of February 2004.

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

by

who warrants his authority hereto